MARKETING RIGHTS AND SUPPLY AGREEMENT ("AGREEMENT")

      THIS AGREEMENT made this 14th, day of January, 2000 by and between DOCUPORT, INC., a Delaware corporation with offices at 81 Two Bridges Road, Fairfield, New Jersey 07004 ("DPI") and THOMSON CONSUMER ELECTRONICS, INC., a Delaware Corporation with offices at 10330 North Meridian Street, Indianapolis, Indiana 46290 ("Thomson").

                                    RECITALS

      WHEREAS, DPI has developed a "portable" multi-functional office machine capable of functioning as a fax machine, scanner, printer, copier and fax and data modem;

      WHEREAS, DPI holds patents with respect to certain technologies and components embodied in the "portable" multi functional office machine and has acquired certain rights in trademarks related to it;

      WHEREAS, DPI is interested in granting to Thomson the exclusive right to market the "portable" multi functional office machine in the United States and Canada only and supplying Thomson with DPI units on the terms proposed herein;

      WHEREAS, the parties have heretofore entered into a Memorandum of Understanding concerning a proposed marketing and supply agreement; and

      WHEREAS, the parties do now desire to enter into a binding Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained, the parties hereby agree to enter this Agreement.

      All of the above Recitals are deemed to be part of this Agreement as though set forth at length in the text of this Agreement.

      Section 1: Grant and Appointment

            1.1 Grant. DPI hereby grants to Thomson the exclusive right to promote, market and sell the portable "Multi Functional Office Machine" and any upgrades or replacement models (the "Product") in the United States and Canada only (the "Territory") for sales to retailers and other resellers as identified on Exhibit 1.1, attached hereto. This grant shall in no way be construed to limit DPI marketing and sales rights outside of the Territory. Thomson may, in addition negotiate the right to manufacture, and to have manufactured, Product both inside and outside the United States pursuant to Section
                  4.1 below.

            1.2 Consent. During the term of this Agreement, except as otherwise provided in Section 1.1, DPI shall not itself, nor shall it license or authorize any other marketing representative, distributor, retailer or other person to, promote, market or sell the Product or any similar product within the Territory without the express written consent of Thomson.

            1.3 Term. Subject in each case to the provisions of Section 12, this Agreement shall commence on the date set forth above and shall continue in effect until December 31, 2003 (the "Initial Term"); thereafter; this Agreement shall be renewable at Thomson's election, by written notice from Thomson to DPI not less than one hundred eighty (180) days prior to the end of any term of this Agreement, for additional three (3) year terms, provided that Thomson has met the minimum purchase requirements set forth in Section 2.5 and has otherwise complied in all material respects with the terms and provisions of this Agreement.

      Section 2: Rights and Duties of Thomson

            2.1 Best Efforts. Thomson shall use commercially reasonable efforts to promote, market and sell the Product in the Territory. Thomson shall maintain adequate facilities and personnel necessary to accomplish the purposes of this Agreement, and shall maintain sufficient inventory and stock of the Product for anticipated sales, timely delivery and sales demonstrations.

            2.2 Employees and Agents. Thomson shall be solely responsible for the conduct and representations of any of its employees or agents in connection with its efforts to promote, market and sell the Product. Thomson's employees and agents shall have no claims against DPI for commissions, salary, reimbursement or for any other claim of any kind whatsoever.

            2.3 Modification of Product. Thomson shall not modify the Product in any function without the express written permission of DPI. Such permission will not be unreasonably withheld and all such modifications will be done jointly.

            2.4 Records and Information. Thomson shall maintain and furnish to DPI upon its request on a quarterly basis (i) records relating to sales of the Product by Thomson in the Territory, which shall be certified by an officer of Thomson and (ii) any other information relating to market conditions in the Territory, technical or marketing problems or opportunities related to the Product in the Territory and customer complaints, comments and suggestions.


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

            2.5 Minimum Purchases. Thomson will use commercially reasonable efforts to purchase and sell the following quantity of
                  Products:

                  From the first day of shipping until the end of calendar year, 8,666 units per month
                  2nd Year -  75,000 units
                  3rd Year - 100,000 units

                  Note: 1st year volume is based upon an anticipated production start in the June-July 2000 timeframe.

                  Should Thomson not meet or exceed these quantities, all exclusive rights under this Agreement may be terminated by DPI at its sole discretion.

            2.6 Marketing Expenses and Responsibilities. Thomson shall bear all costs and expenses it incurs in promoting, marketing and selling the Product in the Territory. This also includes tooling expense should Thomson wish to manufacture. Thomson shall be responsible for customer service, warranty repair and service, customer and retailer returns and all other support functions of supporting marketing channels in the Territory.

            2.7 Compliance with Law. Thomson shall at all times conduct its efforts hereunder in strict accordance with all applicable federal, state and local laws and regulations and in accordance with the highest commercial standards.

      Section 3: Rights and Duties of DPI

            3.1 Product Supply. Subject to the provisions set forth in Section 4 or elsewhere in this Agreement, DPI shall during the Initial Term use commercially reasonable efforts to cause its manufacturer to supply DPI with sufficient quantities of Products for DPI to meet Thomson's minimum annual requirements set forth in Section 2.5 and DPI shall deliver Product to Thomson in accordance with scheduled delivery dates. All Product shall meet DPI's specifications, attached hereto or as subsequently agreed upon by the parties.

            3.2 Documentation. DPI shall provide Thomson with such assistance as Thomson may reasonably request in connection with its preparation of documentation relating to the Product such as, but not limited to, safety data.

            3.3 Technical Information. DPI shall provide all technical information and repair instructions reasonably necessary to assist Thomson in promoting, marketing, selling and repairing the Product.


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

            3.4 Compliance with Law. DPI shall at all times conduct its efforts hereunder, and shall ensure that the Product shall be, in strict accordance with all applicable federal, state and local laws and regulations and in accordance with the highest commercial standards.

            3.5 Replacement Product. Unless Thomson elects to designate a third party manufacturer or to manufacture the Product itself under Section 4.1 below, DPI shall provide to Thomson the opportunity, upon expiration or termination of this Agreement, to purchase such quantities of Products from DPI as Thomson reasonably anticipates may be required to replace defective Products for a period of seven (7) years after expiration of this Agreement.

            3.6 Thomson Trademarks. DPI shall apply Thomson trademarks and logos to the Product and packaging in accordance with Thomson specifications, all as reasonably acceptable to DPI.

            3.7 Recalls. If at any time a government agency orders Thomson to conduct a product safety recall or a field fix program with respect to the Product, or Thomson undertakes, with DPI's consent, not to be unreasonably withheld, a product safety recall or field fix program, Thomson will notify DPI within thirty (30) days. DPI shall (1) repair or replace defective Product units or, at Thomson's option, credit Thomson's account, and (2) reimburse Thomson for Thomson's documented reasonable and necessary expenses, including labor, materials and shipping expenses, in conducting such product safety recall or field fix program.

      Section 4: Product Manufacturer

            4.1 Selection of Manufacturer. Until the completion of the initial term, the Product shall be manufactured by DPI's contract manufacturer, or by such other third party manufacturer as may be mutually acceptable to DPI and Thomson. From and after the completion of the Initial Term, Thomson may in its discretion designate a third party manufacturer for the Product or may manufacture the Product on its own behalf. In addition, from and after the completion of the Initial Term, at the request of DPI, Thomson shall make the election referred to in the immediately preceding sentence. In either event DPI shall use its best efforts to facilitate an efficient transfer of the manufacturing capability to such third party manufacturer or to Thomson, as the case may be. The parties shall at that time negotiate a mutually acceptable nonexclusive license of DPI's intellectual property rights related to the Products necessary for Thomson to manufacture or to have manufactured for it the Products.


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

            4.2 Product Orders. Thomson shall order Product from time to time by issuing a firm purchase order not less than ninety (90) days in advance of the date that Thomson requires delivery of such Product in accordance with Section 4.3 hereof. DPI shall utilize the Thomson purchase orders as the basis for issuing purchase orders to its manufacturer. Thomson shall issue to DPI its forecast of Product purchases on a rolling six (6) month basis, but such forecasts shall be estimates only and not binding purchase commitments.

            4.3 Title and Risk of Loss. Title and all risk of loss with respect to the Products shall pass to Thomson when the Products are delivered to a carrier designated by Thomson.

            4.4 Product Specifications. DPI and Thomson shall cooperate in all reasonable respects with respect to the oversight and instruction of any third party manufacturer of the Product. Such third party manufacturer of the Product shall use the DPI specifications attached hereto as such specifications may be amended or supplemented from time to time. DPI shall provide Thomson with the specifications and such other information relating thereto as Thomson may reasonably request. DPI shall confer in advance, with Thomson prior to changing the specifications, and in connection therewith Thomson shall have the right to request changes to the specifications, with such changes to be made with DPI's consent, which shall not be unreasonably withheld.

      Section 5: Patents, Trademarks or Trade Names

            5.1 Third Party Infringement. DPI will use commercially reasonable efforts to prevent third parties from marketing and/or selling in the Territory products incorporating or infringing DPI patents.

            5.2 Trademarks. Product shall bear the "DPI Technologies" logo in a type size equal to the Federal Communications Commission listing information set forth on the Products. Thomson shall have the exclusive right to use the DPI trademark and logo during the term of this Agreement on the Product and to advertise and promote the Product, except for DPI's use outside the Territory. Thomson shall have the right to utilize the "DPI", trademark in conjunction with other brand names owned or licensed by Thomson except to be extent any such utilization would violate any agreement under which Thomson licenses any such brand names. Except as set forth in the preceding sentences, without the express written consent of DPI, Thomson may not use any DPI mark, trademark or trade names. Any use of or reference to any DPI mark, trademark or trade name by Thomson shall inure solely to the benefit of DPI. Thomson shall not apply for, maintain or acquire any United States or foreign trademark relating to


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

                  the marketing or sale of the Product without the express written consent of DPI which may be granted or withheld in DPI's sole discretion. Thomson shall use commercially reasonable efforts to inform DPI of any known infringement by third parties of any DPI mark, trademark or trade name used by Thomson pursuant to this Agreement. Upon the expiration or termination of this Agreement, Thomson shall immediately cease all and any use of all DPI marks, trademarks or trade names, except that Thomson may continue to use such marks, trademarks or trade names solely in connection with the sale of Product in Thomson's inventory at the time of such cancellation. Nothing contained herein shall be construed in anyway to permit DPI to use any of Thomson marks, trademark or trade name.

            5.3 Patents. Except as contemplated in Section 4.1 above, nothing in this Agreement grants to either party any rights or licenses under the other party's patents.

      Section 6: Pricing and Costs

            6.1 Price. DPI shall sell the Product to Thomson and Thomson shall purchase the Product from DPI, at a price set equal to the net price charged by DPI's manufacturer to DPI plus $45.00. DPI shall allow Thomson reasonable access to its records to verify such net price.

            6.2 Costs. Thomson shall pay all transportation and freight costs for the Products from DPI's third party manufacturer's location and shall specify a carrier for shipment. If no carrier is specified, DPI shall make reasonable arrangements at Thomson's expense for shipment. All costs for insurance, handling, special packaging or similar charges and all sales, use, excise and other similar federal, state and local taxes and tariffs also shall be borne by Thomson.

      Section 7: Payment Terms

            7.1 Terms. Thomson shall pay all sales invoices for Products purchased by Thomson within thirty (30) calendar days from date of delivery to Thomson (FOB DPI's manufacturer).

      Section 8: Incoming Inspection

            8.1 Incoming Inspection. Thomson shall have the right to inspect Product after delivery and in the event that more than five percent (5%) of a shipment of Product is defective or non-confirming, Thomson shall have the right to reject and return the entire shipment.

      Section 9: Warranty and Limitation of Liability


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

            9.1 General. DPI warrants that each unit of Product will meet DPI's specifications and will be free from defects in design, material and workmanship for a period of one (1) year after receipt by Thomson in Thomson's warehouse of such units. This warranty does not extend to Thomson supplied components.

            9.2 Failure to Comply with Warranty. Upon failure of any unit of Product to comply with the above warranty, DPI will, at its option, promptly repair or replace such unit of, if unable to repair or replace it, promptly refund in cash to Thomson the amount paid by Thomson for such unit.

      THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES EITHER EXPRESSED OR IMPLIED INCLUDED, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

      Section 10: Confidentiality

            10.2 Confidentiality. Each of the parties has heretofore and may from time to time hereinafter disclose confidential information to the other party. Each party agrees to treat confidentially all notes, analyses, compilations, studies or other documents, whether prepared by the other party or others, provided to it and clearly marked "Confidential" (collectively, the "Information"). The term "Information" does not include information which (i) becomes generally available to the public other than as a result of a disclosure in breach of this Agreement, (ii) was available to a party on a non-confidential basis prior to its disclosure by the other party, its representatives or its agents or (iii) becomes available to a party on a non-confidential basis from a source other than the other party, its representatives or its agents, provided that the source is not (A) bound by a confidentiality agreement prohibiting disclosure of such information or (B) otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation.

            10.2 Disclosure to Representatives. It is understood that each Party may disclose any of the information to those of its representatives (including without limitation, contract manufacturers) who require such Information for the purpose of fulfilling such party's obligations under this Agreement (provided that such representatives shall be informed of the confidential nature of the Information and shall execute a similar confidentiality obligation). Each party agrees that the Information will be kept confidential by such party and its representatives and, except with the specific prior written approval of the other party or as expressly otherwise permitted by the terms hereof, will not be disclosed by such party or its representatives. Each party further agrees that it and its representatives


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

                  will not use any of the information of the other party, in any manner that infringes the proprietary rights or intellectual property of the other party or for any reason or purpose other than to fulfill such party's obligations under this Agreement.

            10.3 Protective Order. In the event that a party or any of its representatives is requested or required (by oral questions, interrogatories, requests for Information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Information, it is agreed that such party or its representative, as the case may be, will provide the other party with prompt notice of such request(s) so that the other party may seek an appropriate protective order or other appropriated remedy and/or waive compliance with the provisions hereof. In the event that such protective order or other remedy is not obtained, or that such a waiver is granted hereunder, the party or its representative may furnish that portion (and only that portion) of the Information which it is legally compelled to disclose and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded any Information so furnished.

            10.4 Continuing Obligations. The provisions of this Section 10 shall survive the termination of this Agreement for a period of five (5) years.

      Section 11: Indemnification

            DPI shall defend, indemnify and hold harmless Thomson and Thomson's customers for any loss, damage, expense or liability that may result by reason of any infringement or claim that the Product infringes any patent, trademark copyright, or any other proprietary right of any third party. Thomson shall notify DPI promptly of any claim of infringement and shall cooperate with DPI in every reasonable way to facilitate defense of any such claim.

            Should any Product furnished to Thomson hereunder of in orders placed hereunder become the subject of a claim of such infringement, DPI shall, at its expense and at Thomson's option, either procure for Thomson the right to continue using the Product, replace or modify the same so that it becomes non-infringing, or refund to Thomson the full purchase price of the infringing items.

      Section 12: Termination

            This Agreement may be terminated under the following circumstances:

            (i) at the election of either party, immediately upon bankruptcy, insolvency, assignment for benefit of creditors, or appointment of a receiver for the business or assets of the other party; or


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

            (ii) at the election of either party, immediately upon the other party's failure to cure a material breach of any of the terms of this Agreement within thirty (30) days after written notice thereof by; or

            (iii) at the election of Thomson in the event that competitor of
                  Thomson's acquires a financial interest in DPI and as a result receives access from or through DPI to Thomson Information as defined in paragraph 10.1 above.

      Section 13: Assignment

            This Agreement may not be assigned or otherwise transferred by either party without the express written consent of the other party.

      Section 14: Headings Not Controlling

            Headings used in this Agreement are for reference purposes only, shall not be deemed a part of this Agreement and in no way define, limit, augment, extend or describe the scope, content or intent of any part or parts of this Agreement.

      Section 15: Entire Agreement

            The parties agree that this Agreement constitutes the entire Agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

      Section 16: Severability

            If any provision or provisions of this Agreement are declared invalid, illegal or unenforceable, such declaration shall not affect or impair the validity, legality and enforceability of the remaining provisions of this Agreement.

      Section 17: Modification of Terms

            No modification of this Agreement shall be effective unless it is in writing and properly executed by both parties.

      Section 18: Waiver

            No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy upon a breach thereof shall constitute a waiver of any such breach or of any other covenant, agreement, term or condition. Any party may, by notice delivered in the manner provided in this Agreement, but shall be under no obligation to, waive any of its rights or any conditions to its obligations hereunder, or any duty, obligation or covenant of any other party. No waiver shall affect or alter the


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

            remainder of this Agreement, but each and every other covenant, agreement, term and condition hereof shall continue in full force and effect with respect to any other then existing or subsequently occurring breach.

      Section 19: Relationship of the Parties

            DPI and Thomson are independent entities engaged in independent businesses and, except as provided herein, each shall bear all costs and expenses incurred in the performance of their respective duties under this Agreement. Nothing in this Agreement is intended to create a partnership or joint venture between the parties. Neither DPI nor Thomson nor any agent or employee of either shall be regarded as an agent or employee of the other, and nothing herein shall be construed as reserving to any party the right to control the other. Neither party to this Agreement shall have the right or authority to make any promise, guarantee, warranty or representation, or to assume, create or incur any liability or other obligation of any kind, express or implied, against, or in the name of, or on behalf of, the other.

      Section 20: Force Majeure

            Neither party hereto will be liable for any failure to perform any obligation under this Agreement, or for delay in such performance, to the extent such failure to perform or delay is caused by circumstances beyond its reasonable control, including without limitation fire, storm, flood, earthquake, explosion, accident, war, acts of a public enemy or rebellion, insurrection, sabotage, epidemic, quarantine restriction, labor disputes, labor shortages, transportation embargoes, delays in transportation, shortages of material, fuels or power, acts of God, acts of any government or any agency thereof, and judicial action. Any suspension of performance by reason of this Section 20 will be limited to the period during which the cause exists.

      Section 21: Certain Rights of First Refusal

            In the event DPI develops after the date hereof any new product or further development with respect to the Products or any original equipment manufacturing application with respect to the Product, DPI shall, as soon as practicable after the development of a prototype thereof, notify Thomson of such new product or development (collectively the "New Product"). Upon the execution of a mutually satisfactory confidentiality agreement with respect to such New Product DPI shall provide all appropriate information about such New Product to Thomson. On or before the ninetieth (90th) day after DPI notifies Thomson of the existence of a New Product, Thomson shall indicate in writing whether it desire to market such New Product in the Territory. If Thomson so desires to market the New Product, DPI and Thomson agree to negotiate in good faith an agreement governing the terms and conditions under which Thomson


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

            would have the marketing rights to the New Product (the "New Product Agreement). The New Product Agreement shall be substantially similar to this Agreement with such changes as may a necessary to reflect the specific terms of the agreement, including without limitation minimum purchases, pricing and costs and other factors particular to the New Product.

      Section 22: Notice

            All notices under this Agreement shall be deemed to have been duly given when delivered, if delivered by hand, or three (3) days after posting, if sent by registered first class mail, return receipt requested and postage prepaid, in either case at the following stated addresses:

            DPI:

            DocuPort
            81 Two Bridges Road
            Fairfield, New Jersey 07004
            Attn: Norman Docteroff, President and CEO

            With a copy to:

            Morris Yamner, Esq.
            Sills Cummis Radin Tischman Epstein & Gross, P.A.
            One Riverfront Plaza
            Newark, New Jersey 07102

            Thomson:

            Thomson Consumer Electronics, Inc.
            2000 Clements Bridge Road
            Deptford, New Jersey 08096
            Attn: Manager - Accessories Business

            With a copy to:

            Thomson Consumer Electronics, Inc.
            10330 North Meridian Street
            Indianapolis, Indiana 46290
            Attn: Legal Operation

            A party may, by giving three (3) business days written notice to the other party hereto, designate another address in substitution of the foregoing address to which such notice shall be given.


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

      Section 23: Governing Law

            This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to choice of law rules. Venue over any litigation arising under or related to this Agreement shall exclusively be in the State of New Jersey.

      Section 24: Facsimile

            The parties agree that any documentation, other than notices under this Agreement, that must be submitted by one party to the other for approval, information or review may be transmitted by facsimile unless specifically requested otherwise by the receiving party.

      Section 25: Counterparts

            This Agreement shall be executed simultaneously in two (2) counterparts, each of which shall be deemed an original and each of which shall constitute the same instrument for purposes of evidencing this Agreement.

      Section 26: Binding on Assigns

            This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

      Section 27: Authorization

            Each individual executing this Agreement does hereby represent and warrant to each other person so signing (and each other entity for which another person may be signing) that he or she has been duly authorized to execute this Agreement in the capacity and for the entity set forth where he or she signs.

      This Agreement, including all of the Recitals as though set forth in the text of the Agreement, constitutes the entire agreement and understanding between the parties concerning


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

the subject matter hereof and supersedes and replaces all prior negotiations, discussions and agreement proposed or otherwise, whether written or oral, concerning the subject matter hereof.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first mentioned above.

DOCUPORT, INC                               THOMSON CONSUMER ELECTRONICS, INC.


By: /s/ Norman Docteroff                    By: /s/ John A. Capobianco
   ---------------------------------           ---------------------------------
Title: President /CEO                       Title: MANAGER, PRODUCT DEVELOPMENT
      ------------------------------              ------------------------------
Date: 1/20/2000                             Date: 1-14-2000
     -------------------------------             -------------------------------


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

                             Product Specifications


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

                                   Exhibit 1.1

                              Thomson Account Base

All U.S. and Canadian Retailers
Direct Internet Sales
Shopping Network Sales
Distributors
All Military Service Clubs
Warehouse Clubs
Catalog Merchants
Internet Resellers
Compaq

                              DocuPort Account Base

All Corporate/Commercial Sales
Local, State and Federal Government Sales
All OEM Personal Computer Direct Sellers, i.e., Dell, Gateway
College and University Book Stores
VARS
Airline Catalog Sales
At Home Resellers, i.e., Amway


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